DEAN HELLER
[GRAPHIC  SECRETARY OF STATE
OMITTED]  204 NORTH CARSON STREET, SUITE 1              FILED# C13989-04
          CARSON CITY, NEVADA 89701-4299                   MAY 25 2004
          (775) 684 5708
          WEBSITE: SECRETARYOFSTATE.BIZ
                                                       IN THE OFFICE OF
                                                        /s/Dean Heller
----------------------------------------         DEAN HELLER, SECRETARY OF STATE
    CERTIFICATE OF DESIGNATION
     (PURSUANT TO NRS 78.1955)
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Important: read attached instructions
     before completing form.                  ABOVE SPACE IS FOR OFFICE USE ONLY


                           CERTIFICATE OF DESIGNATION
                           --------------------------
                         FOR NEVADA PROFIT CORPORATIONS
                         ------------------------------
                            (PURSUANT TO NRS78.1955)

1. Name  of  corporation:
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MARMION INDUSTRIES CORP.

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2. By resolution of the board of directors pursuant to a provision in the articles of incorporation, this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock:
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Class A Preferred Stock to consist of 2,870,000 shares:
l. Dividends. Except as provided herein, the holders of outstanding shares of the Series A Preferred Stock shall be Entitled to receive cash, stock, or other property, as dividends when, as, and if declared by the Board of Directors of the Company. If shares of the Series A Preferred Stock or the Common Stock are to be issued as a dividend, any such shares shall be issued at Market Value. "Market Value" for the Common Stock for the purposes of this Certificate of Designation shall mean the average of the bid and ask prices for the Common Stock for the five business days preceding the declaration of a dividend by the Board of Directors. "Market Value" with respect to any shares of the Series A Preferred Stock shall be as determined by the Board of Directors, whose decision shall be final and binding on all parties.

2. Redemption Rights. Subject to the applicable provisions of Nevada law, the Company, at the option of its directors, and with the consent of a majority of the stockholders of the Series A Preferred Stock, may at any time or from time to time redeem the whole or any part of the outstanding Series A Preferred Stock. Any such redemption shall be pro rata with respect to all of the holders of the Series A Preferred Stock. Upon redemption, the Company shall pay for each share redeemed the amount of $0.001 per share, payable in cash, the (CONTINUATION ATTACHED)
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3. Effective date of filing (optional):
                                       -----------------------------------------
                                         (must not be later that 90 days
                                          after the certificate is filed)

4. Officer Signature: /s/ Ellen Raidl
                      -------------------------------

FILLING FEE: $175.00

     IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

     SUBMIT IN DUPLICATE

This form must be accompanied                          Nevada Secretary of State
by appropriate fees                                  AM 78,1955 Designation 2003
See attached fee schedule.                                    Revised on 1/03/03


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